Exhibit 99.1

PRESS RELEASE

For information contact:

Jim Storey

Director, Investor Relations

& Corporate Communications

704.973.7107

jstorey@horizonlines.com

HORIZON LINES REACHES AGREEMENT IN PRINCIPLE TO REDUCE DEBT

AS PART OF A PLANNED BROADER RESTRUCTURING

Company Announces Preliminary 2011 Fourth-Quarter Financial Results

Expects to File 2011 Form 10-K and Report Fourth-Quarter Financial Results

by April 10, 2012

CHARLOTTE, NC, March 27, 2012 – Horizon Lines, Inc. (OTCQB: HRZL) today announced that it has signed a restructuring support agreement with more than 96% of its noteholders to further deleverage the Company’s balance sheet in connection with and contingent upon a restructuring of the vessel charter obligations related to the Company’s discontinued trans-Pacific service.

“We greatly appreciate the support of our noteholders to help facilitate this potential restructuring to reduce the company’s indebtedness, and also thank our employees for their continued dedication and hard work,” said Stephen H. Fraser, President and Chief Executive Officer. “Over the past year, Horizon Lines has taken a number of actions to restructure our business, reduce debt and improve liquidity. We believe these additional steps will solidly position the Company for sustained investment in our business and improved profitability.

“Among the actions taken in the past year, we completed a comprehensive $652.8 million refinancing of the Company’s entire capital structure in October 2011,” Mr. Fraser said. “We also terminated the unprofitable Five-Star Express (“FSX”) trans-Pacific container shipping service in the fourth quarter of 2011, and exited the third-party Logistics business earlier in 2011, in order to focus on our core domestic services. Additionally, in January of 2012, we completed a mandatory debt-to-equity conversion of $49.7 million of the Company’s 6.00% Series B Mandatorily Convertible Senior Secured Notes.”

Following termination of the FSX service, the Company discontinued the use of five non-Jones Act qualified container vessels that are subject to “hell or high water” charters under which the Company’s obligations are absolute and unconditional. The aggregate annual

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charter hire for the vessels is approximately $32.0 million. For the past several months, the Company has been exploring sub-charter opportunities for the vessels, and at the same time engaging in discussions regarding a restructuring of the charters for the vessels in an effort to mitigate ongoing charter expense, lay-up costs, insurance expense and maintenance costs.

The restructuring support agreement provides, among other things, that substantially all of the remaining $228.4 million of the Company’s 6.00% Series A and B Convertible Senior Secured Notes will be converted into 90% of the Company’s stock, or warrants for non-U.S. citizens (subject to limited equity retention to existing equity holders on terms to be agreed, and to dilution for a management incentive plan). The remaining 10% of the Company’s common stock would be available in connection with the restructuring of Horizon’s vessel obligations. To that end, the conversion of the Convertible Secured Notes is contingent upon a number of conditions, including the Company’s restructuring of its charter obligations with respect to the vessels.

The Company expects, and the restructuring support agreement expressly contemplates, that these transactions, or certain legally binding interim steps required to complete these transactions, will be consummated prior to the filing of its 2011 Form 10-K Annual Report.

Horizon Lines also announced today that it will file a Form 12b-25 with the Securities and Exchange Commission, seeking an extension to file its 2011 Form 10-K. The Company and its auditors require additional time to complete the review and analysis of the Company’s financial statements, due to the 2011 fourth-quarter financial restructuring and discontinuance of its FSX trans-Pacific service. Horizon Lines expects to issue its 2011 fourth quarter financial results in conjunction with the filing of its 2011 Form 10-K Annual Report on or before April 10, 2012.

This press release should be read in conjunction with the Form 12b-25 once it is filed and the Current Report on Form 8-K to be filed by the Company, which describes the terms and conditions of the restructuring support agreement in further detail. The reports will be available at www.sec.gov.

Preliminary Fourth-Quarter Earnings Results

On a continuing operations basis, the Company expects to report a GAAP operating loss of $6.4 million and adjusted operating income of $5.5 million on revenue of $264.3 million for the fiscal fourth-quarter, ended December 25, 2011. This compares with a GAAP operating loss of $32.6 million and adjusted operating income of $4.3 million on revenue of $256.1 million a year earlier. Adjusted operating income for the 2011 fourth quarter excludes charges of $14.0 million for antitrust-related legal settlements and expenses, employee severance and equipment impairment charges, partially offset by a $2.1 million gain resulting from a reduction of the goodwill impairment charge recorded in the 2011 third quarter. In the 2010 fourth quarter, adjusting operating income excluded $36.9 million in charges for antitrust-related legal settlements and expenses, restructuring costs related to a non-union workforce reduction, an equipment impairment charge, and costs for union employee severance.

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On a continuing operations basis, fourth-quarter container volume totaled 60,279 revenue loads, down 5.8% from 63,977 revenue loads for the fourth quarter of 2010, which contained an extra week. Excluding the additional week in 2010, container volume for the 2011 fourth quarter increased 0.2% from 60,133 loads a year ago on a comparable basis. Container rates, net of fuel surcharges, totaled $3,136 in the 2011 fourth quarter, compared with $3,124 for the same period a year ago. Fuel costs averaged $665 per metric ton in the 2011 fourth quarter, a 42.4% increase from $467 a year ago.

Horizon Lines uses adjusted operating income and other non-GAAP measures. The Company believes that, in addition to GAAP-based financial information, the non-GAAP amounts are meaningful disclosures because each are components of measures used by the Company’s Board of Directors and management team to: evaluate our operating performance; make day-to day operating decisions; facilitate internal comparisons to competitors’ results and the marine container shipping industry in general; and to provide useful information for the understanding of ongoing operations, taking into account the impact of specific individual items. Non-GAAP measures are also components of certain targets used by the Company’s Board of Directors and management team to evaluate progress related to the payment of certain discretionary bonuses, as well as to determine compliance with a springing financial covenant under the Company’s asset-based revolving credit facility, which is tested only when availability under this facility falls below a minimum threshold.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company maintains a fleet of 15 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forwardlooking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “will,” “intend,” “expect,” “would,” “could,” “must,” “may,” and similar expressions or phrases identify forward-looking statements.

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Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: our ability to conclude agreements with our noteholders, and the counterparties to the vessel charters and their lenders, resulting in a restructuring of our debt and the vessel charters; our ability to maintain adequate liquidity to operate our business; our ability to make interest payments on our outstanding indebtedness; failure to comply with the terms of our probation imposed by the court in connection with our pleas relating to antitrust and environmental matters; volatility in fuel prices; decreases in shipping volumes; the reaction of our customers and business partners to our announcements and filings, including those referred to herein; government investigations related to (i) the imposition of fuel surcharges in connection with government contracts, (ii) regulations covering products transported on our vessels, including the FDA and USDA, or (iii) any other government investigations and legal proceedings; suspension or debarment by the federal government; compliance with safety and environmental protection and other governmental requirements; increased inspection procedures and tighter import and export controls; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; our ability to integrate new and retain existing management; the successful start-up of any Jones-Act competitor; failure to comply with the various ownership, citizenship, crewing, and U.S. build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; and the aging of our vessels and unexpected substantial dry-docking or repair costs for our vessels.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our Form 10-Q filed with the SEC on November 4, 2011, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

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